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                                                                       EXHIBIT 5

                          [MCAFEE & TAFT LETTERHEAD]


                                 July 29, 1998

Chesapeake Energy Corporation
6100 North Western Avenue
Oklahoma City, Oklahoma 73118

                                            Re:  Registration Statement on Form
                                                 S-4 (No. 333-57271)

Ladies and Gentlemen:

     Reference is made to the above-captioned registration statement (the "Registration Statement") filed with the Securities and Exchange Commission by Chesapeake Energy Corporation (the "Company") and its subsidiaries The
Ames Company, Inc., Chesapeake Acquisition Corporation, Chesapeake
Acquisitions, Ltd., Chesapeake Canada Corporation, Chesapeake Energy Louisiana Corporation, Chesapeake Gothic Corp., Chesapeake Mid-Continent Corp.,
Chesapeake Operating, Inc., Chesapeake Exploration Limited Partnership, Chesapeake Louisiana, L.P. and Chesapeake Panhandle Limited Partnership (the "Subsidiary Guarantors") with respect to $500 million principal amount of 9 5/8% Series B Senior Notes due 2005 ("New Notes") of the Company to be offered in exchange for $500 million principal amount of its outstanding 9 5/8% Series A Senior Notes due 2005 ("Old Notes"). The Old Notes were, and the New Notes will be, issued pursuant to the Indenture dated as of April 1, 1998, as it may be amended from time to time, among the Company, as issuer, the Subsidiary Guarantors, as guarantors, and United States Trust Company of New York ("U.S. Trust"), as trustee (the "Indenture"), which was filed as Exhibit 4.3 to the Registration Statement.

     We have examined the Indenture, the form of certificate which will evidence the New Notes (the "Certificate"), and certain corporate and partnership records of the Company and the Subsidiary Guarantors, and we have made such other investigations as we have deemed appropriate in order to express the opinion set forth herein.